EXHIBIT 10.33

JAZZ PHARMACEUTICALS PLC

CASH BONUS PLAN

1.    Purpose of the Plan.

The Jazz Pharmaceuticals plc Cash Bonus Plan is designed to provide meaningful incentive, on an annual basis, for employees of Jazz Pharmaceuticals plc (together with its US operating subsidiaries, the “Company”).

2.     Who Will Participate.

Except as provided in the reminder of this paragraph, each active “regular” employee of the Company on the last day of the Plan Year (except as specifically provided in Section 6) whose Employment Start Date is November 1 of the Plan Year or earlier may participate in this Plan. Temporary employees are not eligible to participate in the Plan. Other employees who are eligible to participate in quarterly commercial (including sales) or other similar incentive compensation plans are not eligible to participate in the Plan.

3.    Plan Year.

The “Plan Year” is the calendar year.

4.    Target Bonus Percentages.

Target Bonus Percentage levels are the percentages of Base Salary that are generally expected to apply for Bonuses for any Plan Year at and the responsibility levels below. Target Bonus Percentage levels may vary from year to year and between positions, even positions at the same level. However, as a general guideline, the Target Bonus Percentage levels which will typically be assigned to various categories of employees (and varying depending on responsibility level within each category) are as follows:

Position	Target Bonus Percentage
Chairman of the Board, Chief Executive Officer, President	100%

Executive Vice President	50%

Senior Vice President	40%

Vice President	20-35%

Director (all levels)	10-30%

Manager (all levels)	5-20%

Other	3-15%

1.

If a Participant moves to a higher Target Bonus Percentage level during the Plan Year, that Participant’s Target Bonus Percentage will be reset at the higher level for the entire Plan Year. If a Participant moves to a lower Target Bonus Percentage level during the Plan Year, that Participant’s Target Bonus Percentage will be reset at the lower level for the entire Plan Year.

5.    Definition of Bonus Pool and Individual Bonuses.

The Board or the Compensation Committee will determine the total Bonus Pool for the Plan Year, for allocation among Participants. The Bonus Pool will be determined in the discretion of the Board or the Compensation Committee, and will be calculated by multiplying the Base Salary of each Participant by the product of (i) the average Target Bonus for Participant’s responsibility level and (ii) the percentage (between 0 and 100) set by the Board based upon the Board’s determination of the Company’s success in achieving the corporate objectives for the Plan Year.

The Actual Bonus Percentage to each Participant will be based upon both (i) the Company’s success in meeting its objectives for the Plan Year and (ii) the Participant’s contribution to the Company’s success and his/her success in achieving his/her individual objectives for the Plan Year and his/her compliance with Company policies.

The actual Bonus for each Participant is the amount calculated by multiplying (i) that Participant’s Base Salary received during the Plan Year by (ii) that Participant’s Actual Bonus Percentage. Each Participant’s Actual Bonus Percentage for any Plan Year will be approved by the Chief Executive Officer or his delegate, except that in the case of the executive officers of the Company (plc), the Actual Bonus Percentage will be approved by the Board or the Compensation Committee. No bonuses will accrue to or be payable to Participants until the Bonus Pool and Actual Bonus Percentages have been determined as described above. No Participant is entitled to any particular bonus, or any bonus, unless approved as described above.

6.    Termination of Employment; Retirement; Death; Disability.

No Bonus will be paid to any employee whose employment is terminated prior to the date Bonuses for the Plan Year are scheduled to be paid pursuant to Section 7 except if such termination is due to death, retirement or Permanent Disability, unless otherwise specifically agreed by the Board or the Compensation Committee or unless otherwise determined by the Company’s management in appropriate circumstances in management’s discretion, but subject in all cases to the other provisions of this Plan. Any Participant (a) whose employment terminates because of death, retirement or Permanent Disability during the Plan Year or (b) whose employment terminates for another reason during the Plan Year and for whom the Board or Compensation Committee or the Company’s management determines shall receive a Bonus, will be paid his or her Bonus based upon actual Base Salary of the Participant from the beginning of the Plan Year through the date of termination of employment.

Any Participant whose employment is terminated (including due to death, retirement or Permanent Disability) prior to the date Bonuses for the Plan Year are scheduled to be paid and who becomes entitled to receive a Bonus pursuant to the foregoing paragraph will be paid such Bonus at the time determined by the Company’s management, which will in no event be later than the time at which other Participants’ Bonuses for the Plan Year are scheduled to be paid

2.

pursuant to Section 7.

7.    Payment of Bonuses.

Bonuses for any Plan Year will be paid in cash to a Participant (or his/her beneficiary, in the event of death), by March 15th of the following year, except as provided in Section 6. Benefits under this Plan are not transferable, and the Plan is unfunded.

8.    Withholding of Taxes.

Bonuses will be subject to income and employment tax withholding as required by applicable law.

9.    Plan Amendments.

This Plan may be revised, modified, or terminated at any time in the sole discretion of the Compensation Committee or the Board.

10.    No Employment Rights.

Nothing contained in this Plan is intended to confer any right upon any employee to continued employment with the Company.

11.    Plan Administration.

This Plan will be administered by the Compensation Committee and the Compensation Committee shall have, in connection with the administration of the Plan, the powers of the Board and also as may be delegated by the Board as referenced in this Plan.

12.    Definitions.

“Actual Bonus Percentage” means, for a Participant for any Plan Year, the percentage of the Participant’s Base Salary approved by the Board, the Compensation Committee or the Chief Executive Officer or his delegate, as applicable, for a Bonus for that Plan Year.

“Base Salary” for any Participant means the regular salary actually paid during the Plan Year, rather than the base salary level at any particular point during the Plan Year (i.e., when calculating Bonuses for Participants who received salary increases during the Plan Year, for Participants who are hired during the Plan Year, or for Participants who retire or die during the Plan Year). For non-exempt employees, “Base Salary” means their regular base pay. Base Salary does not include any expense reimbursements, relocation payments, incentive compensation or bonuses, overtime or shift differential payments or similar one-time or unusual payments. Salary earned for periods during which a Participant is on disciplinary action are excluded from Base Salary “Board” means the Company’s Board of Directors.

“Bonus” means a Participant’s actual bonus for a Plan Year.

“Bonus Pool” for a Plan Year means the aggregate dollar amount set by the Board for the payment of Bonuses for such Plan Year to Participants.

3.

“Compensation Committee” means the Compensation Committee of the Board.

“Employment Start Date” means the first business day on which a Participant is a regular employee of the Company, on the Company’s payroll, as applicable.

“Participant” means a regular, active employee of the Company.

“Permanent Disability” means that a Participant has become permanently disabled under any policy of disability income insurance then in force covering employees of the Company.

“Plan” means this Jazz Pharmaceuticals plc Cash Bonus Plan.

“Target Bonus” means, for a Participant, the potential bonus for the Plan Year, determined by multiplying (i) the Participant’s Base Salary for the Plan Year by (ii) the Participant’s Target Bonus Percentage.

“Target Bonus Percentage” means, for a Participant for any Plan Year, the percentage of Base Salary that the Participant is targeted to earn for such Plan Year.

As approved by the Compensation Committee on February 14, 2012.

4.